Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6500
+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Strong performance yields 28% year-over-year growth in FFO per diluted share and unit

Highlights:

•	Reported FFO of $2.62 per diluted share and unit for the year ended December 31, 2008, up 27.8% from the year ended December 31, 2007;

•	Reported FFO of $0.76 per diluted share and unit for the fourth quarter, up 10.1% from the third quarter of 2008 and up 43.4% from the fourth quarter of 2007;

•	Reported net income for the year ended December 31, 2008 of $67.7 million and net income available to common stockholders of $29.1 million, or $0.41 per diluted share;

•

Acquired remaining 50% interest in joint venture that owned 1500 Space Park and 1201 Comstock Street in Santa Clara, California for $20.6 million and one property in Manassas, Virginia for $10.6 million during the fourth quarter;

•	Completed five property acquisitions totaling $101.2 million in 2008;

•	Commenced leases on approximately 1.1 million square feet during 2008 at an average annualized GAAP rent of approximately $99 per square foot, including non technical space;

•	Signed leases on approximately 1.1 million square feet in 2008 at an average annualized GAAP rent of approximately $99 per square foot, including non technical space;

•	Increased quarterly common stock dividend by 6.5% to $0.33 per share in November;

•	Received funds from a second draw on the Prudential Shelf Facility of $33.0 million at an interest-only rate of 9.32% per annum and a five-year maturity; and

•

Subsequent to year end, completed a follow on common stock offering of 2.5 million shares, generating approximately $83.3 million in net proceeds and completed a third draw on the Prudential Shelf Facility of $25.0 million with an interest-only rate of 9.68% per annum and a seven-year maturity.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

San Francisco, Calif. (February 26, 2009) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for its fourth quarter and full year ended December 31, 2008. The Company reported operating revenues of $147.1 million in the fourth quarter of 2008, up 3.6% from $142.0 million in the third quarter of 2008 and operating revenue of $527.4 million for the year, up 33.5% from $395.2 million in 2007.

Net income for the fourth quarter was $24.5 million, up 34.6% from $18.2 million in the third quarter and up 337.5% from $5.6 million for the fourth quarter of 2007. Net income available to common stockholders in the fourth quarter was $14.4 million, or $0.20 per diluted share, up from $8.1 million, or $0.11 per diluted share in the third quarter of 2008, and up from $0.3 million, or $0.00 per diluted share in the fourth quarter of 2007. For the year ended December 31, 2008, net income was $67.7 million, up 66.7% over 2007 net income of $40.6 million. Net income available to common shareholders for the year was $29.1 million, or $0.41 per diluted share, up from $21.3 million, or $0.34 per diluted share in 2007.

“Digital Realty Trust delivered an exceptionally strong performance in 2008. With our talented professional team, we were able to effectively execute our business plan, capturing a significant amount of the strong demand in our markets by consistently delivering Turn-Key DatacenterSM , Powered Based BuildingSM and build to suit datacenter products to our diverse base of multinational enterprise and other customers,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “Our disciplined approach to sourcing and deploying capital to grow our business while maintaining a strong balance sheet and a comfortable liquidity position has reinforced our position as the leading global datacenter solution provider.”

Funds from operations (“FFO”) on a diluted basis was $68.9 million in the fourth quarter of 2008, or $0.76 on a diluted per share and unit basis, up 10.1% from $0.69 per diluted share and unit in the previous quarter; and up 43.4% from $0.53 per diluted share and unit in the fourth quarter of 2007. For the year ended December 31, 2008, FFO was $230.3 million, or $2.62 on a per diluted share and unit basis, up 27.8% from $2.05 per diluted share and unit in 2007.

“The FFO of $0.76 per diluted share and unit for the fourth quarter of 2008 includes approximately $0.07 of additional FFO from certain significant items, primarily related to a lease termination fee and property tax adjustments that do not represent ongoing revenue streams. Similarly, third quarter 2008 FFO of $0.69 per diluted share and unit included approximately $0.06 per share of additional FFO from such items. When adjusted for these items in both quarters, fourth quarter FFO increased 9.5% over the third quarter and 30.2% over the reported fourth quarter 2007 FFO,” added A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “After adjusting for such items for the full year 2008, FFO was $2.48 per diluted share and unit, a 21.0% increase over reported 2007 FFO of $2.05 per diluted share and unit.

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Acquisitions and Leasing Activity

On December 10, 2008, the Company acquired the remaining 50% interest in a joint venture that owns 1500 Space Park Drive and 1201 Comstock Street for approximately $20.6 million. The two properties are 100% leased and are located in Santa Clara, California.

On November 20, 2008, the Company acquired 7505 Mason King Court, a 110,000 square foot property located in Manassas, Virginia for approximately $10.6 million. Upon the close of the acquisition, a lease was signed with a leading IT enterprise company for 100% of the building, which commenced in January 2009. Including these properties, the company completed five property acquisitions totaling $101.2 million in 2008.

As previously announced, for the year ended December 31, 2008, the Company commenced leases totaling approximately 1.1 million square feet, which represents a 50% increase over leases commenced for the year ended December 31, 2007. This includes nearly 696,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $142.00 per square foot, over 269,000 square feet of Powered Base Building SM space leased at an average annual GAAP rental rate of $42.00 per square foot, and approximately 180,000 square feet of non-technical space leased at an average annual GAAP rental rate of $22.00 per square foot.

For the quarter ended December 31, 2008, the Company commenced leases totaling approximately 320,000 square feet of space. This includes nearly 164,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $154.00 per square foot, approximately 119,000 square feet of Powered Base Building SM space leased at an average annual GAAP rental rate of $49.00 per square foot, and approximately 38,000 square feet of non-technical space leased at an average annual GAAP rental rate of $15.00 per square foot.

For the year ended December 31, 2008, the Company signed leases representing over $1.0 billion in contract value, a 50% increase over the contract value of leases the Company signed in 2007. The $1.0 billion in leases signed in 2008 includes one agreement to execute a lease in 2007 totaling approximately $118.0 million, for which significant contingencies were satisfied in 2008 and the lease was signed in 2009. Leases signed in 2008 totaled over 1.1 million square feet. This includes approximately 594,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $153.00 per square foot, over 299,000 square feet of Powered Base Building SM space leased at an average annual GAAP rental rate of $56.00 per square foot, and approximately 242,000 square feet of non-technical space leased at an average annual GAAP rental rate of $18.00 per square foot.

For the quarter ended December 31, 2008, the Company signed leases totaling approximately 276,000 square feet of space. This includes approximately 120,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $180.00 per square foot, approximately 8,000 square feet of Powered Base Building SM space leased at an average annual GAAP rental rate of $54.00 per square foot, and approximately 149,000 square feet of non-technical space leased at an average annual GAAP rental rate of $17.00 per square foot.

As of February 26, 2009, the Company’s portfolio comprises 75 properties, excluding one property held in an unconsolidated joint venture, consisting of 98 buildings totaling approximately 13.0 million rentable square feet, including 1.6 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

Balance Sheet Update

Total assets grew to approximately $3.3 billion at December 31, 2008, from $2.8 billion at December 31, 2007. Total debt at December 31, 2008 and 2007 was approximately $1.4 billion. Stockholders’ equity was approximately $1.5 billion, up from $1.0 billion at December 31, 2007, primarily due to the public offering of Series D Cumulative Convertible Preferred Stock in the first quarter of 2008 and the public offering of Common Stock in the third quarter of 2008.

On November 5, 2008, the Company received funds from a second draw of $33.0 million from its uncommitted, unsecured private shelf facility with Prudential Financial. The loan has an interest-only rate of 9.32% and a five-year maturity.

Subsequent to the end of the quarter, on January 6, 2009, the Company received funds from a third draw on the Prudential Shelf Facility of $25.0 million with an interest-only rate of 9.68% per annum and a seven-year maturity. The Company intends to use the proceeds to acquire properties, to fund development and redevelopment activities and for general corporate purposes.

On February 13, 2009, the Company completed a public offering of 2.5 million shares of Common Stock, which generated approximately $83.3 million in net proceeds. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund development and redevelopment activities, and for general corporate purposes.

“Currently, we have approximately $623 million of immediate liquidity through short-term investments and funds that can be drawn on our revolving credit facility,” added Mr. Stein. “This provides us with sufficient liquidity to meet our currently anticipated capital requirements which are budgeted through 2009 and debt maturities through 2010.”

The Company is not changing its 2009 guidance at this time.

Investor Conference Call Details

Digital Realty Trust will hold a conference call today, Thursday, February 26, 2009 at 1:00 pm ET/10:00 am PT to discuss its fourth quarter and full year 2008 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial (800) 240-2430 (for domestic callers) or (303) 262-2053 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Thursday, February 26, 2009 until 11:59 pm PT on Thursday, March 5, 2009. The telephone replay can be accessed by dialing (800) 405-2236 (for domestic callers) or (303) 590-3000 (for international callers) and using reservation code 11125411#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key DatacenterSM and Powered Base BuildingSM datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 75 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 13.0 million rentable square feet as of February 26, 2009, including 1.6 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results. These risks and uncertainties include the impact of the current deterioration in global economic and market conditions; adverse economic or real estate developments in our markets or the industry sectors that we sell to; decreases in information technology spending; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market properties; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Operating Revenues:
Rental	$111,398	$85,074	$404,559	$319,603
Tenant reimbursements	30,136	20,589	107,503	75,003
Other	5,572	240	15,383	641

Total operating revenues	147,106	105,903	527,445	395,247

Operating Expenses:
Rental property operating and maintenance	43,761	33,101	151,505	108,744
Property taxes	5,767	4,440	31,102	27,181
Insurance	1,333	1,326	4,988	5,527
Depreciation and amortization	47,053	37,818	172,280	134,394
General and administrative	8,573	8,159	38,589	31,600
Other	157	101	1,637	912

Total operating expenses	106,644	84,945	400,101	308,358

Operating income	40,462	20,958	127,344	86,889
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,860	(75)	2,369	449
Interest and other income	591	621	2,106	2,287
Interest expense	(17,083)	(15,863)	(61,090)	(64,404)
Loss from early extinguishment of debt	—	—	(182)	—

Income from continuing operations before minority interests	25,830	5,641	70,547	25,221
Minority interests in consolidated joint ventures	(89)	—	(335)	—
Minority interests in continuing operations of operating partnership	(1,203)	(28)	(2,551)	(809)

Income from continuing operations	24,538	5,613	67,661	24,412
Income from discontinued operations before gain on sale of assets and minority interests	—	—	—	1,395
Gain on sale of assets	—	—	—	18,049
Minority interests attributable to discontinued operations	—	—	—	(3,264)

Income from discontinued operations (1)	—	—	—	16,180
Net income	24,538	5,613	67,661	40,592
Preferred stock dividends	(10,102)	(5,359)	(38,564)	(19,330)

Net income available to common stockholders	$14,436	$254	$29,097	$21,262

Net income per share available to common stockholders:
Basic	$0.20	$—	$0.42	$0.35
Diluted	$0.20	$—	$0.41	$0.34
Weighted average shares outstanding:
Basic	73,011,453	64,098,942	68,829,267	60,527,625
Diluted	73,205,628	66,282,524	70,435,760	62,572,937

(1)	During 2007, we sold 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$316,318	$316,196
Acquired ground leases	2,733	2,790
Buildings and improvements	2,465,984	1,968,850
Tenant improvements	255,818	193,436

Investments in properties	3,040,853	2,481,272
Accumulated depreciation and amortization	(302,836)	(188,099)

Net investments in properties	2,738,017	2,293,173
Investment in unconsolidated joint venture	8,481	8,521

Net investments in real estate	2,746,498	2,301,694
Cash and cash equivalents	73,334	31,352
Accounts and other receivables, net	39,108	43,440
Deferred rent	99,957	64,639
Acquired above market leases, net	31,352	38,762
Acquired in place lease value and deferred leasing costs, net	222,389	253,642
Deferred financing costs, net	16,621	17,610
Restricted cash	45,470	41,302
Other assets	4,940	17,023

Total Assets	$3,279,669	$2,809,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving credit facility	$138,579	$299,731
Unsecured senior notes	58,000	—
Mortgage loans	1,026,594	895,507
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	171,176	176,143
Accrued dividends and distributions	26,092	22,345
Acquired below market leases, net	76,660	93,572
Security deposits and prepaid rents	46,967	27,839

Total Liabilities	1,716,568	1,687,637

Minority interests in consolidated joint ventures	4,358	4,928
Minority interests in operating partnership	65,916	72,983
Stockholders’ Equity	1,492,827	1,043,916

Total Liabilities and Stockholders’ Equity	$3,279,669	$2,809,464

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net income available to common stockholders	$14,436	$8,083	$254	$29,097	$21,262
Adjustments:
Minority interests in operating partnership including discontinued operations	1,203	688	28	2,551	4,073
Real estate related depreciation and amortization (1)	46,857	46,331	37,673	171,559	134,240
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	(286)	859	919	2,339	3,934
Gain on sale of assets	—	—	—	—	(18,049)

FFO available to common stockholders and unitholders (2)	$62,210	$55,961	$38,874	$205,546	$145,460

Basic FFO per share and unit	$0.79	$0.73	$0.55	$2.73	$2.12
Diluted FFO per share and unit (2)	$0.76	$0.69	$0.53	$2.62	$2.05
Weighted average common stock and units outstanding
Basic	79,096	76,953	71,120	75,160	68,754
Diluted (2)	91,123	91,209	73,304	87,811	70,799

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	47,053	46,520	37,818	172,280	134,394
Depreciation and amortization of discontinued operations	—	—	—	—	379
Non real estate depreciation	(196)	(189)	(145)	(721)	(533)

	$46,857	$46,331	$37,673	$171,559	$134,240

(2)	At December 31, 2008, we had 7,000,000 series C convertible preferred shares and 13,800,000 series D convertible preferred shares outstanding that were convertible into 3,614,800 common shares and 8,217,900 common shares, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
FFO available to common stockholders and unitholders	$62,210	$55,961	$38,874	$205,546	$145,460
Add: Series C convertible preferred dividends	1,914	1,914	—	7,656	—
Add: Series D convertible preferred dividends	4,744	4,744	—	17,130	—

FFO available to common stockholders and unitholders — diluted	$68,868	$62,619	$38,874	$230,332	$145,460

Weighted average common stock and units outstanding	79,096	76,953	71,120	75,160	68,754
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	194	2,423	2,184	1,606	2,045
Add: Effect of dilutive series C convertible preferred stock	3,615	3,615	—	3,615	—
Add: Effect of dilutive series D convertible preferred stock	8,218	8,218	—	7,430	—

Weighted average common stock and units outstanding — diluted	91,123	91,209	73,304	87,811	70,799

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.